EXHIBIT (d)(2)

Microcell Telecommunications Inc.
800 de la Gauchetière Street West, Suite 4000
Montréal, Quebec H5A 1K3 Canada

July 14, 2004
Rogers Communications Inc. and Rogers Wireless Communications Inc.

Ladies and Gentlemen:

In order to allow you to evaluate a possible acquisition, merger, investment, strategic alliance or other transaction (the "Proposed Transaction") involving Microcell Telecommunications Inc. (collectively with its subsidiaries and affiliates, the "Company"), the Company proposes to disclose to you certain information about the Company (other than Highly Confidential Information (as defined below), the disclosure of which will be made upon such further terms and safeguards as shall be agreed hereafter). All such information furnished by us or our Representatives (as defined below), whether oral or written, and regardless of the manner in which it is furnished (including whether or not it is specifically described as confidential), is of a confidential and proprietary nature, the disclosure of which would have an adverse effect on the business or affairs of the Company, and is referred to in this letter agreement as "Confidential Information". "Confidential Information" shall also include all copies or reproductions, as well as any summaries, reports, analyses, notes, extracts or other information that are based on, contain or reflect any Confidential Information (the "Derivative Information"). Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was made available to you on a non-confidential basis prior to its disclosure by us or our Representatives by a person who was not known by you to be bound by a confidentiality obligation in favour of the Company in respect of such information, (c) you can show was in your lawful possession before you received such information from us, or (d) you can show was independently developed by you or on your behalf. As used in this letter agreement, the terms: (i) "Representative" means in reference to any person, such person's subsidiaries and its and their directors, officers, employees, agents, advisors (including, without limitation, financial and other advisors, bankers, counsel, accountants and any representatives of such advisors); (ii) "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual; and (iii) a "Comparable Person" means each of the parties listed in Schedule A and their respective subsidiaries.

Non-Disclosure and Use of Confidential Information

Except as required by law, or unless otherwise agreed to in writing by us, you agree (a) to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any person other than your Representatives who are actively and directly participating in your evaluation of the Proposed Transaction or who otherwise need to know the Confidential Information for the purpose of evaluating the Proposed Transaction and to cause those persons to observe the terms of this letter agreement, (b) not to use Confidential Information for any purpose other than in connection with your evaluation of the Proposed Transaction, (c) not to (and to cause your Representatives not to) contact or attempt to contact, in connection with the Proposed Transaction, any customer, employee (other than the President and Chief Executive Officer) or supplier of the Company, or any of their respective Representatives, other than in respect of their holdings of securities of the Company. You will take all necessary precautions or measures as may be reasonable in the circumstances to prevent improper access to the Confidential Information by your Representatives, and (d) not to take any action which would result in your "acting jointly or in concert" (as such expression may be understood under Canadian or United States federal, provincial or state securities laws) with any other person in connection with the Proposed Transaction or any "Proposed Transaction" of such person; except that you are entitled to contact, have discussions and enter into agreements with any person and/or their Representatives with respect to any future transactions relating to the transfer of the assets and/or liabilities of the Company, provided that you will not disclose Confidential Information to such person nor make any agreement or collude in respect of the price at which a take-over bid might be made by you or such person (it being understood that you are entitled to make an agreement which refers to the price at which a take-over bid might be made by you, provided it is directly related to the price or terms of any agreement to be entered into with such person relating to the transfer of the assets and/or liabilities of the Company).

All requests by you or your Representatives for Confidential Information, meetings with Company's personnel or Company Representatives or inspections of the Company's facilities shall be made to representatives of the Company's financial advisors, J.P. Morgan Securities Inc. or N M Rothschild & Sons Canada Securities Limited.

Disclosure Required by Law

In the event that you are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, you agree that you will provide us with prompt written notice of such request or requirement in order to enable us to seek an appropriate protective order or other remedy, to consult with you with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In any such event you will use your reasonable best efforts to cooperate with us to obtain a protective order and to ensure that all Confidential Information that is disclosed will be accorded confidential treatment.

Compliance with the Competition Act and Others

To the extent that it is necessary to prepare filings, submissions or representations to or responses to inquiries (collectively, the "Representations") from the Commissioner of Competition under the Competition Act (Canada) or her designees or any other Representations to any other similar governmental agencies (collectively, the "Governmental Agencies") in connection with the Proposed Transaction, the Company will provide the necessary Confidential Information to make such Representations, provided that it or its legal counsel may in its sole discretion designate Confidential Information that might be requested for such purpose or for the purpose of evaluating the Proposed Transaction as highly confidential where the Company or its legal counsel reasonably and in good faith believes that disclosure of such Confidential Information: (i) would enable any recipient or Representative thereof to derive a competitive advantage therefrom or (ii) may, in the Company's opinion, be perceived by the Government Agencies as possibly facilitating anti-competitive behaviour between the Company and the recipient ("Highly Confidential Information"). Highly Confidential Information shall be disclosed only to your external legal counsel and financial and other advisors and only to the extent necessary for and for the sole purpose of preparing Representations, provided that as a condition to the disclosure of Highly Confidential Information, such legal counsel and financial and other advisors shall agree in writing not to disclose any Highly Confidential Information to any person (including you and your Representatives) other than the Governmental Agencies. If Highly Confidential Information pertaining to the Company is contained in any Representation, it shall be extracted from all copies of such Representation provided to you or your Representatives. Where Highly Confidential Information could be ascertained from other Confidential Information included in a Representation that has been derived from Highly Confidential Information provided by the Company, such derived Confidential Information shall also be extracted from all copies of such Representation provided to you or your Representatives.

Return of Documents

In the event that the Proposed Transaction is not pursued or consummated by you, you will promptly deliver to us all Confidential Information in your possession or in the possession of any of your Representatives except for that portion of the Confidential Information which consists of Derivative Information which will be destroyed or erased from personal computers and you will so certify, provided, however, that one copy of each document or other matter constituting the Confidential Information may be retained by your external legal counsel, in secure storage, permanently subject to the terms of this letter agreement, for use only in disputes relating to this letter agreement. Any Confidential Information that is not returned or is not susceptible of being returned (including without limitation any oral Confidential Information) shall remain subject to this letter agreement.

No Representation or Warranty

You acknowledge that none of the Company or its Representatives have made or makes any express or implied representation or warranty as to the accuracy or completeness of any Confidential Information, and you agree that none of such persons shall have any liability to you or any of your Representatives relating to or arising from your or their receipt or use of any Confidential Information or for any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the accuracy or completeness of any Confidential Information, and that you and your Representatives shall assume full responsibility for all conclusions derived from the Confidential Information.

Legal Remedy

It is understood and agreed that money damages may not be a sufficient remedy for any breach or threatened breach of this letter agreement and that the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. In the event that such equitable relief is granted, such remedy or remedies shall not be deemed to be the exclusive remedy or remedies for breach or threatened breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

Trading

You hereby acknowledge that you are aware that the securities laws of the United States or the states thereof and of Canada or the provinces thereof may prohibit any person who has material, non-public information concerning the Company or a Proposed Transaction involving the Company from purchasing or selling securities of the Company or from communicating such information to any other person.

Standstill Period

During the period commencing on the date of this letter agreement and terminating six (6) months after the date hereof (the "Standstill Period"), without the prior express written consent of the board of directors of the Company, none of you, any of your affiliates or any person acting jointly or in concert with you or any of your affiliates shall in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any bank or other senior debt, warrants, shares or other securities of the Company.

The provisions of the preceding paragraph shall not apply in the event any third party makes a takeover bid for any securities of the Company, the acceptance of which by securityholders is recommended by the board of directors of the Company or enters into any agreement with the Company or any of its subsidiaries with respect to any material transaction with the Company or any of its affiliates, to enable you to propose a material transaction with the Company or any of its affiliates.

Non-Solicitation of Employees

You agree that you will not, for a period of twelve (12) months after the date hereof, initiate the solicitation for employment of (i) any person who is now employed by the Company and who you have identified principally as a result of access to such person in connection with the disclosure to you of Confidential Information relating to your evaluation of the Proposed Transaction as a person to whom you wish to offer employment or (ii) any officer of the Company named on Schedule B hereto. The foregoing does not prohibit you from making general non-targeted solicitations for employment or from employing any person who is now employed by the Company who might respond to such a general non-targeted solicitation of employment.

Equal Status

In the event the Company enters into, or has entered into, in connection with the strategic review initiated by the Company following the announcement of the Offers, any agreement ("Other CA") covering the granting of access to any Confidential Information to a Comparable Person, which includes any provision or requirement that is less onerous or restrictive than the provisions or requirements contained in this letter agreement under the headings "Standstill Period" and "Non-Solicitation of Employees", then (i) the Company shall promptly provide you with an extract of the provisions containing such less onerous or restrictive provision or requirement (but for greater certainty, not the identity of any Comparable Person) and (ii) at your option, exercisable by written notice within three (3) business days of being advised by the Company of such terms, this agreement will be amended, retroactive to the date hereof, to remove all of the provisions under the heading "Standstill Period" and/or "Non-Solicitation of Employees" as the case may be, and replace them with all of such extracted provisions.

The Company agrees that it will, and will cause its Representatives to, (A) promptly (and, in any event, within three (3) business days of the execution of this letter agreement) (i) provide you with access to all Confidential Information previously made available to any Comparable Person that is a party to any Other CA with the Company, (ii) provide you with access to that information identified in the Data Room Index (the "Data Room Index") provided to you prior to the execution of this Agreement, and (B) during the Standstill Period, promptly (and, in any event, within three (3) business days) provide you with access to any Confidential Information made available subsequent to the date hereof to any Comparable Person pursuant to an Other CA or which represents any updated information in respect of the matters identified in the Data Room Index. The provisions of this paragraph shall terminate on the earlier of (i) six (6) months after the date hereof, or (ii) the date on which the Company enters into an agreement with a third party in respect of a material "Proposed Transaction" with such third party.

The Company agrees that it will only provide access to Confidential Information to a person other than a Comparable Person without providing access to you pursuant to the other terms of this section where the Company has determined that the provision of such Confidential Information to you could reasonably be expected to be materially prejudicial to the Company.

No Legal Obligation

You agree that unless and until a final agreement regarding the Proposed Transaction has been executed by you and us, neither party nor any of their respective Representatives are under any legal obligation and shall have no liability to the other of any nature whatsoever with respect to any Proposed Transaction by virtue of this letter agreement or otherwise.

No Waiver

It is further understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Governing Law and Jurisdiction

This letter agreement shall be governed by and construed in accordance with the laws of the Province of Quebec applicable to contracts executed in and to be performed in that province. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Quebec with respect to any matter arising hereunder or in relation to this letter agreement.

Term

Except as otherwise set forth herein, the obligations under this letter agreement shall terminate eighteen (18) months after the date of this letter agreement as set forth on the first page hereof.

Assignment

Any assignment of this letter agreement by you without our prior written consent shall be void.

Entire Agreement

This letter agreement contains the entire agreement between you and us concerning the subject matter hereof and supersedes any previous agreement between you and us concerning such subject matter and no modification of this letter agreement shall be binding upon you or us, unless approved in writing by each of you and us and no waiver of any provision of this letter agreement shall be binding upon a party unless given by written instrument executed by the party against whom the waiver is sought to be enforced.

Language

The parties hereto have requested that this letter agreement be drafted in the English language. Les parties aux présentes ont demandé que la présente convention soit rédigée en anglais.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

MICROCELL TELECOMMUNICATIONS INC.
		By:	/s/ ANDRÉ TREMBLAY Name: André Tremblay Title: President and Chief Executive Officer
		By:	/s/ ANDRÉ BUREAU Name: André Bureau Title: Director
Accepted and Agreed as of the date first written above:
Rogers Communications Inc.		Rogers Wireless Communications Inc.
By:	/s/ EDWARD S. ROGERS Name: Title:	By:	/s/ NADIR H. MOHAMED Name: Title:
By:	/s/ ALAN D. HORN Name: Title:	By:	/s/ JOHN R. GOSSLING Name: Title: